Exhibit 12.1

James J. Low

Attorney at Law

65 Redding Rd., #841, Georgetown, CT 06829

mail.jameslow@gmail.com

203-417-2056

www.jameslowattorney.com

REI Capital Growth LLC

970 Summer Street

Stamford, Connecticut 06905

October 10, 2024

To the Management:

I have acted at your request as counsel for REI Capital Growth LLC, a Delaware Limited liability Company (the “Company”), pursuant to the proposed public offering by the Company of up to 7,500,000 Securities to be sold at the initial offering price of $10.00 per Security, as described in the Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by the Company with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Securities (“Offering Statement”).

In connection with rendering my opinion as set forth below, I have reviewed and examined originals or copies identified to my satisfaction of the following:

1.	Certificate of Formation, of the Company as filed with the Secretary of State of Delaware;
2.	Operating Agreement of the Company;
3.	Form 1-A Offering Statement; and
4.	The form of the Subscription Agreement.

I have also examined such other documents, and other agreements and instruments, and have made such other examinations, as I have deemed relevant, necessary. or appropriate for the purpose of rendering the opinion set forth herein. As to questions of fact material to this opinion, I have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion expressed below, I have assumed (a) all of the documents referenced herein (collectively, the "Documents") are true and correct copies of the original documents and the signatures on such documents are genuine; (b) the persons that executed the Documents have the legal capacity to execute the Documents; and (c) the status of the Documents as legally valid and binding instruments is not affected by any (i) violations of statutes, rules, regulations or court or governmental orders, or (ii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities. I have relied upon the statements contained in the Offering Statement and I have made no independent investigation with regard thereto.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, it is my opinion that:

1.	The Company is duly authorized to issue the Securities;
2.	When the Shares have been duly issued and delivered against payment therefore in accordance with the terms of the Subscription Agreement, the 7,500,000 securities being offered by the Company will be legally issued, fully paid and non-assessable when issued.

I hereby consent to the filing of this opinion as an exhibit and to the Offering Statement and to the use of my name in the Offering Statement.

Sincerely,

/s/ James Low

James Low